                           EXHIBIT 11

         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (in thousands except per share amounts)



                             For The Three Months Ended December 31,
                                   1993                   1992
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              11,697      11,697      11,217      11,217
  Shares available under
     options                   486         507         399         449
  Issuable upon conversion
     of debentures             -         4,221         -         1,585
                           -------     -------     -------     -------
                            12,183      16,425      11,616      13,251
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,183      16,425      11,616      13,251
                           =======     =======     =======     =======


Net earnings               $ 9,889     $ 9,889     $ 7,045     $ 7,045
Interest expense, net, on
  debentures                   -           736         -           295
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 9,889     $10,625     $ 7,045     $ 7,340
                           =======     =======     =======     =======

Per share                  $   .81     $   .65     $   .61     $   .55
                           =======     =======     =======     =======


     All share and per share information has been restated to reflect a 5 for 4 stock split on September 24, 1993 to shareholders of record on September 8, 1993.

                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (in thousands except per share amounts)



                              For The Nine Months Ended December 31,
                                   1993                   1992
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              11,619      11,619      11,145      11,145
  Shares available under
     options                   467         530         383         481
  Issuable upon conversion
     of debentures             -         3,963         -         1,585
                           -------     -------     -------     -------
                            12,086      16,112      11,528      13,211
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,086      16,112      11,528      13,211
                           =======     =======     =======     =======


Net earnings               $29,381     $29,381     $21,493     $21,493
Interest expense, net, on
  debentures                   -         2,076         -           884
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $29,381     $31,457     $21,493     $22,377
                           =======     =======     =======     =======

Per share                  $  2.43     $  1.95     $  1.86     $  1.69
                           =======     =======     =======     =======


     All share and per share information has been restated to reflect a 5 for 4 stock split on September 24, 1993 to shareholders of record on September 8, 1993.








                                  - 15 -